MEMBER SERVICES AGREEMENT

AGREEMENT made as of January 11, 2012, by and between ARDEN SECURITIES LLC, as distributor (“Distributor”), and ARDEN SAGE MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.L.C., a Delaware limited liability company (the “Fund”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a closed-end, non-diversified, management investment company;

WHEREAS, the Fund wishes to retain the Distributor to facilitate the provision by broker-dealers of personal investor services and account maintenance services (“Member Services”) to members of the Fund (“Members”) that are customers of such broker-dealers;

WHEREAS, the Distributor has agreed to furnish the services described herein to the Fund;

NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

Section 1.	APPOINTMENT OF THE SERVICE AGENT.

(a)       The Fund hereby authorizes the Distributor to enter into agreements with certain broker-dealers (the “Member Service Providers”) for the provision of Member Services to customers of such broker-dealers who have purchased units of limited liability company interests in the Fund (“Units”). Member Services shall include, but shall not be limited to:

(i)	handling inquiries from Members regarding the Fund, including but not limited to questions concerning their investments in the Fund, and reports and tax information provided by the Fund;

(ii)	assisting in the enhancement of communications between Members and the Fund;

(iii)	notifying the Fund of any changes to Member information, such as changes of address; and

(iv)	providing such other information and Member Services as may be reasonably requested by the Fund.

Section 2.	MEMBER SERVICING FEE.

No fee, payment or other remuneration will be payable to the Distributor from the Fund for the Distributor's services under this Agreement.

Section 3.	DUTIES OF THE DISTRIBUTOR.

(a)       The Distributor agrees, at the request of the Fund, to enter into agreements with the Member Service Providers to provide Member Services to their customers who are Members.

(b)       The Distributor shall report to the Board of Managers of the Fund (the “Board”) at least annually, or more frequently as requested by the Board, regarding the amount of payments made by the Distributor to such Member Service Providers (if any).

Section 4.	LIABILITY OF THE FUND.

The Distributor understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Member or any person serving on the Board (a “Manager”) personally, but bind only the Fund and the Fund’s property. The Distributor represents that it has notice of the provisions of the Fund’s Limited Liability Agreement disclaiming Member and Manager liability for acts and obligations of the Fund.

Section 5.	DURATION.

This Agreement will take effect on the date first set forth above and remain in effect until terminated pursuant to paragraph 6 or 7 hereof.

Section 6.	ASSIGNMENTS OR AMENDMENT.

This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the Managers or by the vote of a majority of outstanding voting securities of the Fund and (ii) by the vote of a majority of those Managers who are not parties to this Agreement or “interested persons” of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall automatically and immediately terminate in the event of its assignment.

Section 7.	TERMINATION.

This Agreement may be terminated at any time, without the payment of any penalty, by the Managers or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty days’ written notice to the other party.

Section 8.	CHOICE OF LAW.

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

Section 9.	TERMS.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first abovewritten.

ARDEN SECURITIES LLC

By:
Name:
Title:

ARDEN SAGE MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.L.C.

By:
Name:
Title: